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CERTIFICATE ENDORSEMENT                                    [MINNESOTA LIFE LOGO]

MINNESOTA LIFE INSURANCE COMPANY, a Securian Financial Group affiliate 400 Robert Street North - St. Paul, Minnesota 55101-2098

This Certificate Endorsement is a part of the Certificate of Insurance provided under Group Policy No. [xxxxx-G] issued by MINNESOTA LIFE INSURANCE COMPANY to [ABC COMPANY]. This endorsement is effective as of [xxxx x, 20xx]. The Variable Group Universal Life Certificate of Insurance is amended as follows:

In order to include a domestic partner as a default beneficiary when there is no named eligible beneficiary, the "What happens if one or all of the beneficiaries die before the insured?" item found on page 4 of the certificate is amended to read as follows:

     WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIE BEFORE THE INSURED?

     If a beneficiary dies before the insured, that beneficiary's interest in this certificate ends with that beneficiary's death. Only those beneficiaries who survive the insured will be eligible to share in the proceeds. If no beneficiary survives the insured or if a beneficiary is not named, we will pay the proceeds according to the following order of priority:

     (1)  [the insured's lawful spouse or Domestic Partner, if living; otherwise

     (2)  the personal representative of the insured's estate.

     A Domestic Partner is one who meets the following requirements:

     (1) He or she is either (a) a same-sex person or (b) an opposite-sex person and either the domestic partner or the insured is age 62 or older and eligible for Social Security benefits or Supplemental Security Income (SSI) based on age. The domestic partners are in a committed, marriage-like relationship;

     (2) He or she is eighteen (18) years of age or older, not related to the insured, and not married to any other person;

     (3) He or she is not a member of another domestic partnership or civil union with someone else that has not been terminated, dissolved or adjudged a nullity;

     (4)  He or she is capable of consenting to the domestic partnership;

     (5)  He or she shares a common residence with the insured; and

     (6) If the partners live in a state where the legal means exist to formalize the domestic partnership, they have either: (i) legally formalized the domestic partnership in the insured's state of residence; or (ii) formalized the domestic partnership in another state that permits non-resident registration.]


/s/ Dennis E. Prohofsky                 /s/ Robert L Senkler
-------------------------------------   ----------------------------------------
Secretary                               President


                                Minnesota Life 1